Exhibit 10.1
LOAN AGREEMENT
THIS LOAN AGREEMENT dated as of July 26, 2007, is by and between IPG PHOTONICS CORPORATION, a Delaware corporation with a principal place of business at 50 Old Webster Road, Oxford, Massachusetts 01540 (the “Borrower”) and BANK OF AMERICA, N.A., a national banking association with an office at 100 Front Street, Worcester, Massachusetts 01608 (the “Bank”).
W I T N E S S E T H:
BACKGROUND. The Borrower has requested the Bank to lend it up to the sum of $25,000,000.00 on a revolving line of credit basis, and the Bank is willing to do so upon the terms and conditions hereinafter set forth.
NOW, THEREFORE, in consideration of the premises herein contained, and each intending to be legally bound hereby, the parties agree as follows:
ARTICLE 1.0 DEFINITIONS
As used herein:
“Affiliate” means, as to any Person, each other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or under common control with, such Person.
“Agreement” means this Loan Agreement (together with any and all schedules and exhibits attached from time to time hereto), as the same may from time to time be amended or supplemented in a writing signed by the parties hereto.
“Automatic Payments Deposit Account” means the Borrower’s checking account established with the Bank as designated in writing from the Borrower, from which Automatic Payments may be deducted by the Bank.
“Automatic Payments” means any and all interest or principal and interest installment payments due under the Note.
“Bank” has the meaning ascribed to such term in the preamble of this Agreement.
“Beneficiary” means a beneficiary of a Commercial Letter of Credit issued pursuant to Section 2.04 hereof.
“Borrower” has the meaning ascribed to such term in the preamble of this Agreement.
“Business Day” means any day other than a Saturday, Sunday or day which shall be in The Commonwealth of Massachusetts a legal holiday or day on which banking institutions are required or authorized to close. If the Note or any payment thereunder or under this Agreement becomes due on a day which is not a Business Day, the due date of the Note or payment shall be extended to the next succeeding Business Day, and such extension of time shall be included in computing interest and fees in connection with such payment.
“Cash Flow” means, for any applicable fiscal period, net income after income taxes, less income or plus loss from discontinued operations and extraordinary items, plus depreciation, depletion, amortization and other non-cash charges, plus Interest on all Obligations, less dividends, withdrawals and other distributions, less unfinanced capital expenditures in excess of $15,000,000.00 per year during each of the first two years beginning with the date of this Agreement and in excess of $0 thereafter, provided that if the Borrower shall raise additional equity from capital markets after the date of this Agreement, an amount equal to the quotient of 60% of the net proceeds of the primary shares offered by the Borrower divided by the remaining fiscal periods shall be excluded from the total of unfinanced capital expenditures. For the purposes of this definition, the terms “depreciation” and “amortization” shall have the meanings ascribed to them in accordance with GAAP.
“Closing” has the meaning ascribed such term in Section 3.01.
“Commercial Letter of Credit Fee” has the meaning ascribed to such term in Section 2.04(A)(3).
“Commercial Letters of Credit” means any and all commercial or standby letters of credit or bank guarantees that may be issued by the Bank from time to time to third parties for the benefit of the Borrower pursuant to Section 2.04 of this Agreement.
“Debt Service Coverage Ratio” means, for any applicable fiscal period, the ratio, calculated on a consolidated basis, of (A) Cash Flow divided by (B) required principal payments on long term debt, plus partial payments of Subordinated Indebtedness that are not required or scheduled to be made, plus Interest paid or to be paid for such period less payments made to fully retire Subordinated Indebtedness if paid in cash on the Borrower’s balance sheet at such time or raised through capital market transactions or financing furnished by the Bank.
“EBITDA” means, for any applicable fiscal period, calculated on a consolidated basis, net income less income or plus loss from discontinued operations and extraordinary items, plus income taxes, plus Interest plus depreciation, depletion, amortization and other non-cash charges, all as determined in accordance with GAAP.
“Event of Default” has the meaning provided in Section 6.01.
“Facility Fee” has the meaning ascribed to such term in Section 2.07.
“Financial Statements” means the financial statements described on Exhibit 1.0(A) attached to this Agreement.
“Foreign Borrowers” means each and every of IPG Japan, IPG India, IPG Italy, IPG Korea and IPG China.

“Foreign Commitments” means $12,000,000.00 of credit under each and every credit facility established or to be established by the Bank or its affiliates for the benefit of the Foreign Borrowers.
“Funded Debt” means the sum of all Indebtedness for borrowed money of the Borrower on a consolidated basis (including, without limitation, all Obligations) net of inter-company indebtedness.
“GAAP” means, generally accepted accounting principles applied consistently, with such changes or modifications thereto as may be approved in writing by the Bank.
“Guaranty” means a Continuing Guaranty in the form of Exhibit 1.0(B) attached hereto with respect to each of the Foreign Borrowers or a Subsidiary on whose behalf the Bank is issuing a Commercial Letter of Credit, such Continuing Guaranty to be executed by the Borrower and delivered to the Bank contemporaneously with the establishment of each credit facility constituting a part of the Foreign Commitments or issuance of the applicable Commercial Letter of Credit.
“Indebtedness” means, as to the Borrower or any Subsidiary, all items of indebtedness, obligation or liability whether joint or several, matured or unmatured, liquidated or unliquidated, direct or contingent, including without limitation:
     (A) All indebtedness guarantied, directly or indirectly, in any manner, or endorsed (other than for collection or deposit in the ordinary course of business) or discounted with recourse;
     (B) All indebtedness in effect guarantied, directly or indirectly, through agreements, contingent or otherwise: (1) To purchase such indebtedness; or (2) to purchase, sell or lease (as lessee or lessor) property, products, materials, or supplies or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such indebtedness or to insure the owner of the indebtedness against loss; or (3) to supply funds to, or in any other manner invest in, the debtor;
     (C) All indebtedness secured by (or for which the holder of such indebtedness has a right, contingent or otherwise, to be secured by) any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance upon property owned or acquired subject thereto, whether or not the liabilities secured thereby have been assumed; and
     (D) All indebtedness incurred as the lessee of goods or services under leases that, in accordance with GAAP, should not be reflected on the lessee’s balance sheet.
“Intellectual Property” means trademarks, service marks, trade names, trade styles, logos, goodwill, trade secrets, patents, and licenses acquired under any statutory, common law or registration process in any state or nation at any time, or under any agreement executed with any person or entity at any time. The term “license” refers not only to rights granted by agreement from the owner of patents, trade marks, service marks and the like, but also to rights granted by a franchiser under a franchise or similar agreement. The foregoing enumeration is not intended as a limitation of the meaning of the word “license.”
“IPG China” shall mean IPG (BEIJING) FIBER LASER TECHNOLOGY CO., LTD., a Chinese corporation with a principal place of business at A10 Long Qing St. No. 2 Building, Beijing Eco. & Tech. Zone, Beijing, China.
“IPG Germany” shall mean IPG LASER GmbH, a German company with a principal place of business at Siemensstrasse 7, D-57299 Burbach, Germany.
“IPG India” shall mean IPG PHOTONICS (INDIA) PVT. LTD., an Indian corporation with a principal place of business at Tirumala Tech Park, No. 27, 1st Cross, 2nd Phase, Doddanekundi Industrial Area, Mahadevapura Post, Bangalore 560 048, India.
“IPG Italy” shall mean IPG FIBERTECH S.r.l., an Italian corporation with a principal place of business at Via Pisacone, 46, 20025 Legnano (MI), Italy.
“IPG Japan” shall mean IPG PHOTONICS JAPAN LIMITED, a Japanese corporation with a principal place of business at 7-16, Shirokane 2-Chome, Minato-ku, Tokyo 108-0072, Japan.
“IPG Korea” shall mean IPG PHOTONICS (KOREA) LTD., a Korean corporation with a principal place of business at Daega Bld. 3rd Floor, 641-11 Bongmyung-Dong, Yuseong-Gu, Daejon, Korea.
“IPG Russia” shall mean IRE – POLUS CO., a Russian company with a principal place of business at Vvedenskogo Square 1, Fryazina, Moscow 1411190, Russia.
“Interest” means all interest expense and letter of credit fees due during any fiscal period of the Borrower, calculated in accordance with GAAP.
“Laws” means all ordinances, statutes, rules, regulations, orders, injunctions, writs or decrees of any government or political subdivision or agency thereof, or of any court or similar entity established by any thereof.
“Loan” means the revolving credit loan facility evidenced by the Note.
“Loan Documents” means each and every of this Agreement and the Note and each other document executed or delivered to the Bank in connection with the Loan.
“Note” means the Revolving Credit Note referred to in Section 2.03, as supplemented, amended or replaced (whether pursuant to Section 2.02(B)(3) or otherwise).
“Obligations” is intended to be used in its most comprehensive sense and means each and every obligation of the Borrower to the Bank of every kind and description, whether direct or indirect, absolute or contingent, primary or secondary, joint or several, due or to be come due, now existing or hereafter arising or acquired and whether by way of loan, guaranty, discount, letter of credit, lease or otherwise, including without limitation, the following obligations:
     (A) To pay the principal of, and interest on, the Note in accordance with the terms thereof and to satisfy all other liabilities to the Bank, whether hereunder or otherwise, whether now existing or hereafter incurred, matured or unmatured, direct or contingent, joint or several, including any extensions, modifications, renewals thereof and substitutions therefor.
     (B) To repay to the Bank all amounts advanced by the Bank hereunder or otherwise on behalf of the Borrower, including, but without limitation, advances for principal or interest payments to prior secured parties, mortgagees, or lienors, or for taxes, levies, insurance, rent, or repairs to, or maintenance or storage of, any collateral;
     (C) To perform and observe all covenants, agreements and undertakings of the Borrower pursuant to the terms and conditions of this Agreement and the Note or any other agreement or instrument now or hereafter delivered to the Bank by the Borrower;
     (D) All obligations under any interest rate swap agreement, foreign exchange contract, any cap, floor or hedging agreement or other similar agreement, or other financial agreement or arrangement designed to protect the Borrower against fluctuations in any interest rate charged by the Bank under the Note or otherwise, including any obligations of the Borrower arising out of or in connection with any Automated Clearing House (“ACH”) Agreement relating to the processing of ACH transactions, together with all fees, expenses, charges and other amounts owing by or chargeable to the Borrower under any ACH Agreement;
     (E) All obligations to reimburse the Bank, on demand, in connection with overdrafts and other amounts due to the Bank under any existing or future agreements relating to cash management services; and
     (F) All obligations to reimburse the Bank, on demand, for all of the Bank’s expenses and costs, including without limitation the reasonable fees and expenses of its counsel, in connection with the preparation, administration, amendment, modification, or enforcement of this Agreement and the documents required hereunder or related hereto, including, without limitation, any proceeding brought, or threatened, to enforce payment of any of the obligations referred to in the foregoing Paragraphs (A) through (E).
“Permitted International Borrowings” means up to $15,000,000.00 of credit to be extended to IPG Germany and IPG Russia under loans made outside the United States of America by foreign banking institutions.
“Permitted Liens” means:
     (A) Liens for taxes, assessments or similar charges, incurred in the ordinary course of business, that are not yet due and payable;

     (B) Pledges or deposits made in the ordinary course of business to secure payment of worker’s compensation, or to participate in any fund in connection with worker’s compensation, unemployment insurance, old-age pensions or other social security programs;
     (C) Liens of mechanics, materialmen, repairmen, warehousemen, carriers or other like liens, securing obligations incurred in the ordinary course of business that are not yet due and payable;
     (D) Good faith pledges or deposits not exceeding an aggregate amount of $500,000.00 made in the ordinary course of business to secure performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, not in excess of thirty percent (30%) of the aggregate amount due thereunder, or to secure statutory obligations, or surety, appeal, indemnity, performance or other similar bonds required in the ordinary course of business;
     (E) Encumbrances consisting of zoning restrictions, easements or other restrictions on the use of real property, none of which materially impairs the use of such property by the Borrowers in the operation of their business, and none of which is violated in any material respect by existing or proposed structures or land use;
     (F) Liens in favor of the Bank;
     (G) Existing liens set forth or described on Exhibit 4.01(I), attached hereto and made a part hereof;
     (H) Purchase money security interests granted to secure the purchase price of assets, the purchase of which does not violate this Agreement or any instrument required hereunder; and
     (I) Liens securing Indebtedness permitted by this Agreement; and
     (J) The following, if the validity or amount thereof is being contested in good faith by appropriate and lawful proceedings, so long as levy and execution thereon have been stayed and continue to be stayed and they do not, in the aggregate, materially detract from the value of the property of the Borrower or any Subsidiary, or materially impair the use thereof in the operation of its business:
     (1) Claims or liens for taxes, assessments or charges due and payable and subject to interest or penalty;
     (2) Claims, liens and encumbrances upon, and defects of title to, real or personal property, including any attachment of personal or real property or other legal process prior to adjudication of a dispute on the merits;
     (3) Claims or liens of mechanics, materialmen, warehousemen, carriers or other like liens; and

     (4) Adverse judgments on appeal.
“Person” means any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization, joint venture, court or government, or political subdivision or agency thereof.
“Records” means correspondence, memoranda, tapes, discs, papers, books and other documents, or transcribed information of any type, whether expressed in ordinary or machine readable language.
“Revolving Credit Loan Commitment” means a revolving line of credit facility up to $20,000,000.00, less the Foreign Commitments, subject to increase in accordance with the provisions of and as more fully set forth in Section 2.02 of this Agreement.
“Revolving Credit Outstandings” means, at any time, the sum of (i) the aggregate outstanding principal balance of the Loan at such time plus (ii) the aggregate maximum amount that Beneficiaries may draw on Commercial Letters of Credit at such time.
“Revolving Credit Termination Date” means June 30, 2010 or such other date as is agreed to by the Bank in a written instrument executed by a duly authorized officer of the Bank, provided that the Borrower may elect to terminate this Agreement upon at least fifteen (15) days prior written notice to the Bank and full, final and indefeasible payment of all the then outstanding Obligations.
“Subordinated Indebtedness” means all Indebtedness incurred at any time by the Borrower or any Subsidiary, the repayment of which is subordinated to the Loan in form and manner satisfactory to the Bank. All existing Subordinated Indebtedness is so specified in Exhibit 1.0(C).
“Subordinated Notes” means each and every of the notes aggregating $20,000,000.00 issued to the noteholders set forth on Exhibit 1.0(C).
“Subsidiary” means any Affiliate that is directly, or indirectly through one or more intermediaries, controlled by the Borrower or not less than 50% of the voting capital stock of which is owned, directly or through one or more intermediaries, by the Borrower.
“$” or “dollars” denotes lawful currency of the United States of America.
Accounting. Accounting terms used and not otherwise defined in this Agreement have the meanings determined by, and all calculations with respect to accounting or financial matters unless otherwise provided herein shall be computed in accordance with, GAAP.

ARTICLE 2.0 THE CREDIT FACILITIES
2.01 Advances on the Loan.
All advances to or for the benefit of the Borrower will be charged to loan accounts established in the name of the Borrower on the Bank’s books.
2.02 General Terms of the Loan.
     (A) Subject to the terms hereof, the Bank will lend the Borrower, from time to time until the Revolving Credit Termination Date, such sums as the Borrower may request (but in the case of LIBOR Rate Loans, at least $100,000.00) by reasonable same day notice to the Bank, received by the Bank not later than 11:00 A.M. of such day. The Borrower may borrow, repay without penalty or premium and reborrow hereunder, from the date of this Agreement until the Revolving Credit Termination Date, either the full amount of the Revolving Credit Loan Commitment or any lesser sum which is at least $100,000.00. The Revolving Credit Outstandings shall at no time exceed the Revolving Credit Loan Commitment, and if, at any time, an excess shall for any reason exist, the full amount of such excess, together with accrued and unpaid interest thereon as herein provided, shall be immediately due and payable in full.
     (B) The Borrower may elect to increase availability under the Revolving Credit Loan Commitment to $25,000,000.00 in increments of $2,500,000.00 each, upon thirty (30) days prior written notice by the Borrower to the Bank, such increase to be subject to and conditioned upon the following:
     (1) no Event of Default shall have occurred, or with the passage of time would occur, as of the date of the Borrower’s notice to the Bank pursuant to this Section 2.02(B) or as of the effective date of such increase;
     (2) the Borrower shall have provided the Bank with a compliance certificate in form and content satisfactory to the Bank; and
     (3) the Borrower shall have executed and delivered to the Bank a Revolving Credit Note in the form of Exhibit 2.03 attached hereto but in the applicable face amount in substitution for the original Note.
2.03 The Note.
The Revolving Credit Loan Commitment shall be evidenced by a Revolving Credit Note due and payable on the Revolving Credit Termination Date, in the form attached hereto as Exhibit 2.03.
2.04 Commercial Letters of Credit
     (A) From time to time prior to the Revolving Credit Termination Date, the Bank shall issue Commercial Letters of Credit on account of the Borrower or a Subsidiary subject to the following conditions:

     (1) Any such Commercial Letters of Credit shall be issued as a trade letter of credit, standby letter of credit or bank guarantee only to (i) a supplier or to a seller of goods which purchased goods will become a part of the Inventory or other assets of the Borrower, (ii) governmental authorities or bonding companies to secure statutory obligations of the Borrower, including, without limitation, worker’s compensation, disability, unemployment compensation or environmental Laws, or (iii) a customer who is purchasing goods or services from the Borrower or a Subsidiary;
     (2) No Beneficiary shall be an Affiliate (excluding a Subsidiary);
     (3) The Borrower agrees to pay to the Bank a quarterly fee with respect to each Commercial Letter of Credit payable at the end of each calendar quarter (in each case, a “Commercial Letter of Credit Fee”) in accordance with Exhibit 2.04(A)(3) attached hereto. Whenever an Event of Default exists and is outstanding, the Commercial Letter of Credit Fee hereunder shall, at the option of the Bank, be increased to a per annum fee which is two percent (2%) per annum greater that that fee which would otherwise be applicable hereunder;
     (4) No such Commercial Letter of Credit shall have an expiration date that is later than the Revolving Credit Termination Date unless otherwise agreed to by the Bank, excepting only Commercial Letters of Credit in amounts acceptable to the Bank, which may have expiration date(s) no later than one (1) year beyond the Revolving Credit Termination Date;
     (5) Each such Commercial Letter of Credit shall be issued pursuant to such agreements and upon such terms and conditions as shall be required by the Bank;
     (6) No Event of Default shall have occurred hereunder at the time of issuance of such Commercial Letter of Credit;
     (7) The aggregate face amount of all Commercial Letters of Credit at any time outstanding shall not exceed the amount available under the Revolving Credit Loan Commitment at such time; and
     (8) In the case of a Commercial Letter of Credit issued on behalf of a Subsidiary, the Borrower has first executed and delivered to the Bank a Guaranty with respect to such Subsidiary.
     (B) The aggregate face amount of all Commercial Letters of Credit at any time outstanding shall be included in the amount of the Revolving Credit Outstandings.
2.05 Interest.
     (A) Indebtedness due under the Note shall bear interest at the rates and calculated in the manner set forth in the Note.

     (B) All agreements between Borrower and the Bank are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the indebtedness evidenced hereby or otherwise, shall the amount paid or agreed to be paid to the Bank for the use or the forbearance of the indebtedness evidenced hereby exceed the maximum permissible under applicable law. As used herein, the term “applicable law” means the law in effect as of the date hereof provided, however that in the event there is a change in the law which results in a higher permissible rate of interest, then the Note shall be governed by such new law as of its effective date. In this regard, it is expressly agreed that it is the intent of Borrower and Bank in the execution, delivery and acceptance of the Note to contract in strict compliance with the laws of The Commonwealth of Massachusetts from time to time in effect. If, under or from any circumstances whatsoever, fulfillment of any provision hereof, of the Note or of any of the other Loan Documents at the time of performance of such provision shall be due, shall involve transcending the limit of such validity prescribed by applicable law, then the obligation to be fulfilled shall automatically be reduced to the limits of such validity, and if under or from any circumstances whatsoever the Bank should ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal balance evidenced hereby and not to the payment of interest. This provision shall control every other provision of all agreements between the Borrower and the Bank.
2.06 Payment to the Bank.
The Bank shall periodically send the Borrower statements of all amounts due on the Loan, which statements shall be considered correct and conclusively binding on the Borrower unless the Borrower notifies the Bank to the contrary within thirty (30) days of its receipt of any statement that it deems to be incorrect. Notwithstanding the foregoing, any errors made by the Bank shall be corrected if brought to the attention of the Bank no later than ninety (90) days after termination of the Loan. At its sole discretion, the Bank may charge against any deposit or other account of the Borrower all or any part of any amount due with respect to the Obligations.
2.07 Facility Fee.
The Borrower shall pay to the Bank, quarterly in arrears, as of the last day of each and every calendar quarter, a fee calculated at an annual rate based upon a 360-day year for the actual number of days outstanding, for each quarter, based on a percentage of the average unused portion of the Revolving Credit Loan Commitment (the “Facility Fee”). Notwithstanding the foregoing, the percentage to be used in calculation of the Facility Fee shall increase or decrease based upon the ratio of Funded Debt to EBITDA, as follows:

Ratio of Funded Debt to EBITDA	Unused Facility Fee
less than 1.0 to 1.0	.15%

equal to or greater than 1.0 to 1.0, but less than 1.5 to 1.0	.20%

equal to or greater than 1.5 to 1.0, but less than 2.0 to 1.0	.25%

ARTICLE 3.0 CONDITIONS PRECEDENT
The obligation of the Bank to make the Loan is subject to the following conditions precedent: 3.01 Documents Required for the Closing.
The Borrower shall have delivered to the Bank, prior to the initial disbursement of the Loan (the “Closing”), the following:
     (A) The Note, duly executed by the Borrower, in the form attached hereto as Exhibit 2.03;
     (B) A certificate (dated the date of the Closing) of the corporate secretary or assistant secretary, as the case may be, of the Borrower, certifying as to:
     (1) the incumbency and signatures of the officer(s) signing this Agreement, the Note, the other Loan Documents and each other document to be delivered pursuant hereto,
     (2) the resolutions of the board of directors authorizing the execution, delivery and performance of this Agreement, the Note, the other Loan Documents, and each other document to be delivered pursuant hereto,
     (3) the By-Laws;
     (C) With respect to the Borrower, certificates of tax good standing and corporate good standing and legal existence, dated as of the most recent date practicable, issued by the Delaware Department of Revenue and Secretary of State of Delaware as to the tax good standing and the legal existence and corporate good standing of the Borrower and a certificate of registration as a foreign corporation with The Commonwealth of Massachusetts;
     (D) A copy, certified as of the most recent date practicable by the Secretary of the applicable state or nation of incorporation, of the charter documents of the Borrower and all amendments thereto, together with a certificate (dated the date of the Closing) of the corporate secretary or assistant secretary, as the case may be, of the Borrower to the effect that such charter documents have not been further amended since the date of the aforesaid certification of the Secretary of the State of Delaware;
     (E) A written opinion or opinions of legal counsel for the Borrower, dated the date of the Closing and addressed to the Bank, in form satisfactory to the Bank and its counsel;

     (F) A certificate, dated the date of the Closing, signed by the president, a vice president, the treasurer or an assistant treasurer, the chief executive officer or the chief financial officer, of the Borrower and to the effect that:
     (1) The representations and warranties set forth in Section 4.01 are true as of the date of the Closing; and
     (2) No Event of Default hereunder, and no event which, with the giving of notice or passage of time or both, would become such an Event of Default, has occurred as of such date; and
     (G) Copies of all documents evidencing the terms and conditions of any debt specified as Subordinated Indebtedness on Exhibit 1.0(C).
3.02 Documents Required for Subsequent Disbursements.
At the time of, and as a condition to, any disbursement of any part of the Loan to be made by the Bank subsequent to the Closing, the Bank may require the Borrower to deliver to the Bank a certificate, dated the date on which any such disbursement is to be made, signed by the president, a vice president, treasurer, chief executive officer, chief financial officer, or other duly authorized officer of the Borrower, or by a vice president, treasurer or other duly authorized officer of the Borrower, and to the effect that:
     (A) As of the date thereof, no Event of Default has occurred and is continuing, and no event has occurred and is continuing that, but for the giving of notice or passage of time or both, would be an Event of Default; and
     (B) Each of the representations and warranties contained in Section 4.01 is true and correct in all material respects as if made on and as of the date of such disbursement (except for such representations and warranties made as of a particular date).
3.03 Certain Events.
At the time of, and as a condition to, the Closing and each disbursement of any part of the Loan to be made by the Bank at or subsequent to the Closing:
     (A) No Event of Default shall have occurred and be continuing, and no event shall have occurred and be continuing that, with the giving of notice or passage of time or both, would be an Event of Default; and
     (B) All of the Loan Documents shall have remained in full force and effect.
3.04 Legal Matters.
At the time of the Closing, all legal matters incidental thereto shall be satisfactory to Bowditch & Dewey, LLP, legal counsel to the Bank.

ARTICLE 4.0 REPRESENTATIONS AND WARRANTIES
4.01 Original.
To induce the Bank to enter into this Agreement, the Borrower represents and warrants to the Bank as follows:
     (A) The Borrower is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware; the Borrower has no Subsidiaries other than the Subsidiaries named in Exhibit 4.01(A); each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its state or nation of incorporation, all as set forth in Exhibit 4.01(A); the Borrower and the Subsidiaries have the lawful power to own their properties and to engage in the businesses they conduct, and each is duly qualified and in good standing as a foreign corporation in the jurisdictions wherein the nature of the business transacted by it or property owned by it makes such qualification necessary (except where failure to so qualify would not have a material adverse effect on the business, assets or financial condition of the Borrower and its Subsidiaries taken as a whole);
     (B) Neither the Borrower nor any Subsidiary is directly or indirectly controlled by, or acting on behalf of, any Person which is an “Investment Company,” within the meaning of the Investment Company Act of 1940, as amended;
     (C) Except as disclosed in Exhibit 4.01(C) attached hereto, neither the Borrower nor any Subsidiary is in default with respect to any of its existing Indebtedness in any material respect, and the making and performance of this Agreement, the Note and the other Loan Documents will not (immediately or with the passage of time, the giving of notice, or both):
     (1) Violate charter documents, or the By-Laws of the Borrower or any Subsidiary, or violate any Laws or result in a default, in any material respect, under any contract, agreement or instrument to which the Borrower or any Subsidiary is a party or by which the Borrower or any Subsidiary or its property is bound; or
     (2) Result in the creation or imposition of any security interest in, or lien or encumbrance upon, any of the assets of the Borrower or any Subsidiary except in favor of the Bank;
     (D) The Borrower has the power and authority to enter into and perform this Agreement, the Note and the other Loan Documents, and to incur the obligations herein and therein provided for, and has taken all actions necessary to authorize the execution, delivery and performance of this Agreement, the Note and the other Loan Documents;
     (E) This Agreement, the Note and the other Loan Documents are, or when delivered will be, valid, binding and enforceable under applicable law in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether considered in a proceeding at law or in equity);
     (F) Except as disclosed in Exhibit 4.01(F) hereto, there is no pending order, notice, claim, litigation, proceeding or investigation known to the Borrower against or affecting the Borrower or any Subsidiary, whether or not covered by insurance, that would in the aggregate involve the payment of $100,000.00 or more or would otherwise materially or adversely affect the financial condition or business prospects of the Borrower or any Subsidiary, considered as a whole, if adversely determined;
     (G) The Borrower and each Subsidiary has good and marketable title to all of its material assets, none of which is subject to any security interest, encumbrance or lien, or claim of any third Person except for Permitted Liens;
     (H) The Financial Statements, including any schedules and notes pertaining thereto, and the management prepared financial statements for the fiscal period ending March 31, 2007 have been prepared in accordance with GAAP, and fairly present the financial condition of the Borrower and the Subsidiaries at the dates thereof and the results of operations for the periods covered thereby, and there have been no material adverse changes in the financial condition or business of the Borrower and the Subsidiaries, considered as a whole, from March 31, 2007 to the date hereof;
     (I) As of the date hereof, neither the Borrower nor any of the Subsidiaries has any material Indebtedness of any nature, including, but without limitation, liabilities for taxes and any interest or penalties relating thereto except to the extent reflected (in a footnote or otherwise) and reserved against in the consolidated balance sheet dated March 31, 2007, included in the Financial Statements or as disclosed in, or permitted by, this Agreement; and the Borrower does not know or have reasonable ground to know of any basis for the assertion against any of the Borrower or any Subsidiary of any such claim or litigation based upon such Indebtedness as of the date of the Closing except as disclosed on Exhibit 4.01(I) or otherwise disclosed to the Bank in writing;
     (J) Except as otherwise permitted herein or as would not materially interfere with the conduct of the business of the Borrower and its Subsidiaries, considered as a whole, the Borrower has filed all tax returns or extensions to file tax returns in applicable jurisdictions, and other reports required by any applicable Laws to have been filed prior to the date hereof, have paid or caused to be paid all taxes, assessments and other governmental charges that are due and payable prior to the date hereof, and have made adequate provision for the payment of such taxes, assessments or other charges accruing but not yet payable; the Borrower has no knowledge of any deficiency or additional assessment in a materially important amount in connection with any taxes, assessments or charges not provided for on its books;
     (K) Except to the extent that the failure to comply would not materially interfere with the conduct of the business of the Borrower and its Subsidiaries, considered as a whole, each of the Borrower and the Subsidiaries have complied with all applicable Laws with respect to (1) any restrictions, specifications or other requirements pertaining to products that it manufactures or sells or to the services it performs; (2) the conduct of its business; and (3) the use, maintenance and operation of the real and personal properties owned or leased by it in the conduct of its business;
     (L) No representation or warranty by or with respect to the Borrower or any Subsidiary contained herein or in any certificate or other document furnished by the Borrower or any Subsidiary pursuant hereto contains any untrue statement of a material fact or omits to state a material fact necessary to make such representation or warranty not misleading in light of the circumstances under which it was made;
     (M) Each consent, approval or authorization of, or filing, registration or qualification with, any Person required to be obtained or effected by the Borrower or any Subsidiary in connection with the execution and delivery of this Agreement, the Note and the other Loan Documents or the undertaking or performance of any obligation hereunder or thereunder, has been duly obtained or effected;
     (N) Except as set forth in Exhibit 4.01(N) and except to the extent that the failure to comply would not materially interfere with the conduct of the business of the Borrower or any Subsidiary, considered as a whole, to the best knowledge of the Borrower, neither the Borrower, nor any Person for whose conduct the Borrower is responsible, owns, occupies or operates, or has, within the fifteen (15) year period immediately preceding the date of this Agreement, owned, occupied or operated a site or vessel on which has been stored any hazardous material or oil, without compliance with all statues, regulations, ordinances, directives, and orders of every federal, state, municipal and other governmental authority which has or claims jurisdiction relative thereto (the terms “site,” “vessel” and “hazardous material,” respectively, as used herein include the definitions of those terms in Massachusetts General Laws, Ch. 21E); neither the Borrower, nor any Person for whose conduct the Borrower is responsible, has ever disposed of, transported or arranged for the transport of any hazardous material or oil without compliance with all such statutes, regulations, ordinances, directives and orders in all material respects; and neither the Borrower, nor any Person for whose conduct the Borrower is responsible, has ever been legally responsible for any releases or threat of release of any hazardous material or oil; received notification of any potential or known release or threat of release of any hazardous material or oil from any site or vessel owned, occupied or operated by the Borrower, or any Person for whose conduct the Borrower is responsible, or of the incurrence of any expense or loss in connection with the assessment, containment or removal of any release or threat of release of any hazardous material or oil from any such site or vessel;
     (O) The Borrower has not made any agreement or taken any action which may cause anyone to become entitled to a commission or finder’s fee as a result of or in connection with the making of the Loan;
     (P) The federal tax returns of the Borrower and all Subsidiaries for all years of operation, including the tax years of the Borrower and all Subsidiaries most recently ended prior to the date of this Agreement, have been filed with the Internal Revenue Service and have not been challenged or an extension for filing has been obtained; and

     (Q) Any Employee Pension Benefit Plans, as defined in the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), of the Borrower and each Subsidiary meet, as of the date hereof, the minimum funding standards of 29 U.S.C.A. 1082 (Section 302 of ERISA), and no Reportable Event or Prohibited Transaction, as defined in ERISA, has occurred with respect to any Employee Benefit Plans, as defined in ERISA, of the Borrower or any Subsidiary.
4.02 Survival.
All of the representations and warranties set forth in Section 4.01 shall survive until all Obligations are satisfied in full and there remain no outstanding commitments hereunder.
ARTICLE 5.0 COVENANTS OF THE BORROWER
5.01 Affirmative Covenants.
The Borrower does hereby covenant and agree with the Bank that, so long as any of the Obligations remain unsatisfied or any commitments hereunder remain outstanding, it will comply, or if appropriate cause the Subsidiaries to comply, at all times with the following affirmative covenants:
     (A) The Borrower will use the proceeds of the Loan only for the purposes set forth in Exhibit 5.01(A), and will furnish the Bank such evidence as it may reasonably require with respect to such use;
     (B) The Borrower will furnish or otherwise make available to the Bank:
     (1) As soon as available, but in any event within forty-five (45) days after the close of each quarterly accounting period in each fiscal year: (a) a consolidated statement of cash flows of the Borrower and the Subsidiaries for such quarter; (b) a consolidated income statement of the Borrower and the Subsidiaries for such quarters; and (c) a consolidated balance sheet of the Borrower and the Subsidiaries as of the end of such quarter-all in reasonable detail, subject to normal year-end audit adjustments and certified by the president or principal financial officer of the Borrower to have been prepared in accordance with GAAP;
     (2) As soon as available, but in any event within one hundred twenty (120) days after the close of each fiscal year: (a) a consolidated statement of stockholders’ equity; (b) a consolidated statement of changes of cash flows of the Borrower and the Subsidiaries for such fiscal year; (c) a consolidated income statement of the Borrower and the Subsidiaries for such fiscal year; and (d) a consolidated balance sheet of the Borrower and the Subsidiaries as of the end of such fiscal year-all such statements to be in reasonable detail, including all supporting schedules and comments; the consolidated statements and balance sheets to be audited by an independent registered public accountant selected by Borrower and acceptable to the Bank, and certified by such accountants to have been prepared in accordance with GAAP and to present fairly the financial position and results of operations of the Borrower and the Subsidiaries; the Bank shall have the right, from time to time, to discuss the affairs of the Borrower directly with such independent registered public accountants after notice to the Borrower and opportunity of the Borrower to be represented at any such discussions;
     (3) Contemporaneously with each quarterly and year-end financial report required by the foregoing paragraphs (1) and (2), a certificate of the president or principal financial officer of the Borrower stating that he has individually reviewed the provisions of this Agreement and that a review of the activities of the Borrower during such year or quarterly period, as the case may be, has been made by him or under his supervision, with a view to determining whether the Borrower has fulfilled all obligations under this Agreement, and that, to the best of his knowledge, the Borrower has observed and performed each undertaking contained in this Agreement and is not in default in the observance or performance of any of the provisions hereof or, if the Borrower shall be in default, specifying all such defaults and events of which he may have knowledge;
     (4) Promptly after the sending or making available or filing of the same, copies of all reports, proxy statements, and financial statements that the Borrower sends or make available to its stockholders and all registration statements and reports that the Borrower files with the Securities and Exchange Commission or any successor Person;
     (5) Upon the Bank’s reasonable request, copies of any and all material documents relating to the business of the Borrower;
     (C) The Borrower will maintain its material operating physical assets in good condition and repair (normal wear and tear excepted);
     (D) The Borrower and the Subsidiaries will maintain, or cause to be maintained, public liability, fire and casualty insurance that are of a character usually insured by corporations engaged in the same or similar businesses;
     (E) The Borrower and the Subsidiaries will pay or cause to be paid when due, all taxes, assessments, charges or levies imposed upon them or on any of their property or with respect to which any of them is required to withhold and pay except where contested in good faith by appropriate proceedings with adequate reserves therefor having been set aside on its books; provided, however, that the Borrower and each Subsidiary shall pay or cause to be paid all such taxes, assessments, charges or levies forthwith whenever foreclosure on any lien that may have attached (or security therefor) appears imminent;
     (F) The Borrower will maintain:
     (1) A Debt Service Coverage Ratio of at least 1.50:1.00, to be tested on a rolling four quarters basis at the end of each fiscal quarter, commencing with the fiscal quarter ending September 30, 2007; and

     (2) A ratio of Funded Debt to EBITDA not exceeding 2.00:1.00, to be tested on a rolling four quarters basis at the end of each fiscal quarter, commencing with the fiscal quarter ending September 30, 2007;
     (G) The Borrower and the Subsidiaries will each, when requested to do so, make available for inspection during normal business hours by duly authorized representatives of the Bank any of its books and records and will furnish the Bank any information regarding its business affairs and financial condition within a reasonable time after written request thereof;
     (H) The Borrower and the Subsidiaries will each take all necessary steps to preserve its corporate existence and franchises and comply in all material respects with all present and future Laws applicable to it in the operation of its business, and all material agreements to which it is subject;
     (I) The Borrower and the Subsidiaries will each take all necessary steps to preserve Intellectual Property, and will keep accurate and complete Records of royalties, patents and trademarks in connection therewith, consistent with sound business practices;
     (J) The Borrower and the Subsidiaries will keep accurate and complete business Records consistent with sound business practices;
     (K) The Borrower and the Subsidiaries will give immediate notice to the Bank of (1) any litigation or proceeding in which any of them is a party if an adverse decision therein would require any of them to pay more than $200,000.00 or deliver assets the value of which exceeds such sum (except where the claim is covered by insurance and the insurer has acknowledged coverage); and (2) the institution of any other suit or proceeding involving any of them that could be reasonably likely to materially and adversely affect the operations, financial condition, property or business of the Borrower or any Subsidiary, considered as a whole;
     (L) Upon written request by the Bank, the Borrower will furnish the Bank with true, correct and complete copies of federal income tax returns filed by the Borrower, together with all schedules thereto;
     (M) The Borrower and the Subsidiaries will pay when due (or within applicable grace periods (or in the case of trade indebtedness, no later than ninety (90) days from the date incurred)) all of their other Indebtedness due third Persons except when the amount thereof is being contested in good faith by appropriate proceedings and with adequate reserves therefor being set aside on their books;
     (N) The Borrower and the Subsidiaries will each notify the Bank immediately if any of them becomes aware of the occurrence of any Event of Default or of any fact, condition or event that only with the giving of notice or passage of time or both, could become an Event of Default, or if any of them becomes aware of any material adverse change in financial condition (including, without limitation, proceedings in bankruptcy, insolvency, reorganization or the appointment of a receiver or trustee), or results of operations of the Borrower or a Subsidiary, or of the failure of the Borrower or any Subsidiary to observe any of their respective undertakings hereunder or under the other Loan Documents;
     (O) The Borrower and the Subsidiaries will notify the Bank thirty (30) days in advance of any change in the location of the Borrower’s headquarters currently located in Oxford, Massachusetts;
     (P) The Borrower and the Subsidiaries will (1) fund any Employee Pension Benefit Plans in accordance with no less than the minimum funding standards of 29 U.S.C.A. 1082 (Section 302 of ERISA); (2) furnish the Bank, upon the Bank’s written request, with copies of any reports or other statements filed with the United States Department of Labor or the Internal Revenue Service with respect to any such Plan; and (3) promptly advise the Bank of the occurrence of any Reportable Event or Prohibited Transaction with respect to any Employee Benefit Plan; and
     (Q) The Borrower will maintain its primary depository and operating accounts with the Bank at all times while any Obligations to the Bank are outstanding, it being understood that this provision shall not require the Borrower to maintain its investment account with the Bank.
5.02 Negative Covenants.
The Borrower does hereby covenant and agree with the Bank that, so long as any of the Obligations remain unsatisfied or any commitments hereunder remain outstanding, it will comply, or if appropriate cause the Subsidiaries to comply, at all times with the following negative covenants, unless the Bank shall otherwise have agreed in writing:
     (A) Neither the Borrower nor any Subsidiary will mortgage, assign as collateral security, pledge or encumber any of its assets now owned or hereafter acquired, or permit any of its assets to be encumbered in any way without the prior express written consent of the Bank, except for Permitted Liens and any lien in favor of the Bank or its affiliates;
     (B) Neither the Borrower nor any Subsidiary will change its name or enter into any merger or consolidation (other than mergers or consolidations between wholly owned subsidiaries resulting in no change in the beneficial ownership of such subsidiaries);
     (C) Neither the Borrower nor any Subsidiary will sell or otherwise dispose of, or for any reason cease operating, any of its divisions, franchises, or lines of business, in each case, comprising more than twenty percent (20%) of the assets of the Borrower and its Subsidiaries, considered as a whole, without first providing the Bank with thirty (30) days advance written notice of its intention to do so;
     (D) Neither the Borrower nor any Subsidiary will become liable, directly or indirectly, as guarantor or otherwise for any obligation of any other Person exceeding $15,000,000.00 in the aggregate at any time outstanding, without notifying the Bank in writing in advance, except for (i) the endorsement of commercial paper for deposit or collection in the ordinary course of business, and (ii) unsecured guarantees of obligations of foreign Subsidiaries of the Borrower;
     (E) Neither the Borrower nor any Subsidiary will incur, create, assume, or permit to exist any Indebtedness except: (1) the Loan; (2) existing Indebtedness listed on Exhibit 4.01(I) permitted to exist after the date of this Agreement; (3) trade indebtedness incurred in the ordinary course of business, (4) contingent Indebtedness permitted by Section 5.02(D); (5) Indebtedness secured by Permitted Liens; (6) Subordinated Indebtedness; (7) Permitted International Indebtedness; (8) capital leases or purchase money Indebtedness permitted by this Agreement; and (9) other Indebtedness exceeding $15,000,000.00 in the aggregate at any time outstanding;
     (F) Neither the Borrower nor any Subsidiary (other than a wholly owned Subsidiary of the Borrower) will declare or pay any dividends, or make any other payment or distribution on account of its capital stock (other than shares of stock of, or other instruments issued by, the Borrower convertible into stock of the Borrower);
     (G) Neither the Borrower nor any Subsidiary will form any subsidiary, make any investment in (including any assignment of Inventory or other property), or make any loan in the nature of an investment to, any Person, other than investments of the Borrower in the Subsidiaries listed on Exhibit 4.01(A) without first providing the Bank within fifteen (15) days advance written notice of its intention to do so;
     (H) Neither the Borrower nor any Subsidiary will make any loan or advance to any officer, shareholder, director, or employee of the Borrower or any Subsidiary, except for (i) business travel, educational or relocation and similar temporary advances in the ordinary course of business, or (ii) loans not exceeding $100,000.00 to any one such individual up to $400,000.00 in the aggregate at any one time outstanding;
     (I) The Borrower will not make any payments on the Subordinated Notes or any other Subordinated Indebtedness, except as permitted by the subordination provisions applicable thereto;
     (J) Neither the Borrower nor any Subsidiary will acquire or agree to acquire any stock in, or all or substantially all of the assets of, any Person for a cost in excess of $5,000,000.00 without first providing the Bank with fifteen (15) days advance written notice of its intention to do so;
     (K) Neither the Borrower nor any Subsidiary will furnish the Bank any certificate or other document that will contain any untrue statement of material fact or that will omit to state a material fact necessary to make it not misleading in light of the circumstances under which it was furnished; and
     (L) Neither the Borrower nor any Subsidiary will directly or indirectly apply any part of the proceeds of the Loan to the purchasing or carrying of any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, or any regulations, interpretations, or rulings thereunder.
ARTICLE 6.0 DEFAULT
6.01 Events of Default.
The occurrence of any one or more of the following events shall constitute an Event of Default hereunder:
     (A) The Borrower or the Subsidiaries shall fail to pay when due any Obligations to the Bank within ten (10) days of an applicable due date;
     (B) The Borrower or the Subsidiaries shall fail to observe or perform any other obligation to be observed or performed by it hereunder or under any of the other Loan Documents, and such failure shall continue for thirty (30) days after (1) notice of such failure from the Bank; or (2) the Bank is notified of such failure or should have been so notified pursuant to the provisions of Section 5.01(O), whichever is earlier;
     (C) The Borrower or the Subsidiaries shall fail to pay any Indebtedness other than the Obligations exceeding $250,000.00, and such failure shall continue beyond any applicable grace period (or, with respect to trade Indebtedness which is not subject to a grace period, within ninety (90) days of the date such trade Indebtedness is incurred);
     (D) Any financial statement, representation, warranty or certificate made or furnished by or with respect to the Borrower or any of the Subsidiaries to the Bank in connection with this Agreement, or as an inducement to the Bank to enter into this Agreement, or in any separate statement or document to be delivered to the Bank hereunder, shall be materially false, incorrect or incomplete when made;
     (E) The Borrower shall admit its inability to pay its debts as they mature or shall make an assignment for the benefit of itself or any of its creditors;
     (F) Proceedings in bankruptcy, or for reorganization of the Borrower or any of the Subsidiaries, or for the readjustment of any of their respective debts under the United States Bankruptcy Code, as amended, or any part thereof, or under any other Laws, whether state or federal, for the relief of debtors, now or hereafter existing, shall be commenced against or by the Borrower or any of the Subsidiaries and, except with respect to any such proceedings instituted by the Borrower or any of the Subsidiaries, shall not be discharged within sixty (60) days of said commencement;
     (G) A receiver or trustee shall be appointed for the Borrower or any of the Subsidiaries or for any substantial part of their respective assets, or any proceedings shall be instituted for the dissolution or the full or partial liquidation of the Borrower or any of the Subsidiaries, and except with respect to any such appointments requested or instituted by the Borrower or any of the Subsidiaries, such receiver or trustee shall not be discharged within sixty

(60) days of his appointment, and except with respect to any such proceedings instituted by the Borrower or any of the Subsidiaries, such proceedings shall not be discharged within sixty (60) days of commencement, or the Borrower shall discontinue business or materially change the nature of its business;
     (H) The Borrower or any of the Subsidiaries shall suffer final judgments (which are not covered by insurance where the insurer has acknowledged coverage) for payment of money aggregating in excess of $250,000.00 and shall not discharge the same within a period of forty-five (45) days unless, pending further proceedings, execution has not been commenced or, if commenced, has been effectively stayed; or
     (I) Failure by the Borrower to pay any amount of money or to observe exceeding $250,00.00 or perform any other material covenant, condition or agreement which is the obligation of the Borrower to the Bank under any other existing or future note, mortgage or other document or instrument.
6.02 Acceleration.
At its option, and at any time, whether immediately or otherwise, the Bank may, upon the occurrence of any Event of Default, declare all Obligations of the Borrower to the Bank immediately due and payable without further action of any kind including, without limitation, notice, demand or presentment.
ARTICLE 7.0 THE BANK’S RIGHTS AND REMEDIES
7.01 The Bank’s Rights Upon Default
Upon the occurrence of an Event of Default and at any time thereafter, the Bank, without presentment, demand, notice, protest or advertisement of any kind, will have the rights set forth in this Agreement and under applicable law.
7.02 Right of Set-Off.
The Borrower hereby grants to the Bank a continuing lien, security interest and right of set-off as security for all liabilities and obligations to the Bank, whether now existing or hereafter arising, upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of the Bank or any entity under the control of Bank of America Corporation and its successors and assigns, or in transit to any of them. At any time, upon notice of an Event of Default, the Bank may set off the same or any part thereof and apply the same to any liability or obligation of Borrower even though unmatured.
7.03 Cumulative Rights and Remedies
All rights and remedies of the Bank, whether provided for herein or in other agreements, instruments or documents or conferred by law, are cumulative and may be exercised alone or simultaneously.

7.04 Additional Rights and Remedies
     (A) Upon the occurrence of an Event of Default, all obligations on the part of the Bank to make advances under the Note, if the Bank so elects upon written notice to the Borrower, shall cease and terminate, and, at the option of the Bank, the Note shall become immediately due and payable, but the Bank may make any advances or portions of advances under the Note, after the occurrence of any such Event of Default, without thereby waiving its right to demand payment of the Obligations and without becoming liable to make any other or further advances as hereinabove contemplated by this Agreement.
     (B) Upon the occurrence of an Event of Default, the rights, powers and privileges provided in this Section 7.04, and all other remedies available to the Bank under this Agreement or at law or in equity, may be exercised by the Bank at any time and from time to time, whether or not the Obligations shall be due and payable, and whether or not the Bank shall have instituted any foreclosure proceedings or other action for the enforcement of its rights hereunder or under the Note or any of the other Loan Documents.
ARTICLE 8.0 MISCELLANEOUS
8.01 Construction.
The provisions of this Agreement shall be in addition to those of any pledge or security agreement, note or other evidence of liability now or hereafter held by the Bank, all of which shall be construed as complementary to each other. Nothing herein contained shall prevent the Bank from enforcing any or all other pledge or security agreements, notes or other evidences of liability in accordance with their respective terms.
8.02 Further Assurance.
From time to time, the Borrower will execute and deliver to the Bank such additional documents and will provide such additional information as the Bank may reasonably require to carry out the terms of this Agreement and be informed of the status and affairs of the Borrower.
8.03 Enforcement and Waiver by the Bank.
The Bank shall have the right at all times to enforce the provisions of this Agreement and the other Loan Documents in strict accordance with the terms hereof and thereof, notwithstanding any conduct or custom on the part of the Bank in refraining from so doing at any time or times. The failure of the Bank at any time or times to enforce its rights under such provisions, strictly in accordance with the same, shall not be construed as having created a custom in any way or manner contrary to specific provisions of this Agreement or as having in any way or manner modified or waived the same. All rights and remedies of the Bank are cumulative and concurrent and the exercise of one right or remedy shall not be deemed a waiver or release of any other right or remedy.

8.04 Expenses of the Bank.
The Borrower shall pay on demand all expenses of the Bank in connection with the preparation, administration, default, collection, waiver or amendment of loan terms, or in connection with the Bank’s exercise, preservation or enforcement of any of its rights, remedies or options hereunder, including, without limitation, reasonable fees of outside legal counsel, accounting, consulting, brokerage or other similar professional fees or expenses, and any fees or expenses associated with travel or other costs relating to any appraisals or examinations conducted in connection with this Agreement, the Note, the other Loan Documents or any other collateral therefor, and the amount of all such expenses shall, until paid, bear interest at the rate applicable to principal under the Note (including any default rate) and be an Obligation.
8.05 Notices.
Any notices or consents required or permitted by this Agreement shall be in writing and shall be deemed delivered if delivered in person or if sent by certified mail, postage prepaid, return receipt requested, facsimile or telegraph, as follows, unless such address is changed by written notice hereunder:

(A)	If to the Borrower:	IPG Photonics Corporation
50 Old Webster Road
Oxford, MA 01540
Attention: Chief Financial Officer

	With a copy to:	IPG Photonics Corporation
50 Old Webster Road
Oxford, MA 01540
Attention: General Counsel

(B)	If to the Bank:	Bank of America, N.A.
100 Front Street
Worcester, MA 01608
Attention: Credit Products Officer

	With a copy to:	George W. Tetler III, Esquire
Bowditch & Dewey, LLP
P.O. Box 15156
311 Main Street
Worcester, MA 01615-0156
Any party may change the address to which notices are to be sent to it by giving written notice of such change of address to the other party in the manner herein provided for giving notice. Any such notice, demand, request or other communication shall be deemed given when mailed as aforesaid.
8.06 Waiver and Indemnification by the Borrower.

To the maximum extent permitted by applicable Laws, the Borrower:
     (A) Waives (1) protest of all commercial paper at any time held by the Bank for which the Borrower is in any way liable; (2) except as the same may herein be specifically granted, notice of acceleration and of intention to accelerate; and (3) notice and opportunity to be heard, after acceleration in the manner provided in Section 6.02, before exercise by the Bank of the remedies of self-help, set-off or of other summary procedures permitted by any applicable Laws or by any agreement with the Borrower, and, except where required hereby or by any applicable Laws, notice of any other action taken by the Bank; and
     (B) Indemnifies the Bank and its officers, attorneys, agents and employees from all claims for loss or damage caused by any act or omission on the part of any of them except willful misconduct or gross negligence.
8.07 Participation; Right to Sell and/or Assign.
The Bank shall have the unrestricted right at any time and from time to time, and without the consent of the Borrower, to grant to one or more banks or other financial institutions (each, a “Participant”) participating interests, in minimum amounts of $1,000,000.00 each, in the Bank’s obligation to lend hereunder and any or all of the loans held by the Bank hereunder. In the event of any such grant by the Bank of a participating interest to a Participant, whether or not upon notice to the Borrower, the Bank shall remain responsible for the performance of its obligations hereunder and the Borrower shall continue to deal solely and directly with the Bank in connection with the Bank’s rights and obligations hereunder. The Bank may furnish any information concerning the Borrower in its possession from time to time to prospective Participants, provided that the Bank shall require any such prospective Participant to agree in writing to maintain the confidentiality of such information.
The Bank shall have the unrestricted right at any time or from time to time, upon Borrower’s consent, which consent shall not be unreasonably withheld, to assign all or any portion of its rights and obligations hereunder to one or more banks or other financial institutions (each, an “Assignee”), and the Borrower agrees that it shall execute, or cause to be executed, such documents, including without limitation amendments to this Agreement and to any other documents, instruments and agreements executed in connection herewith as the Bank shall deem reasonably necessary to effect the foregoing. In addition, at the request of the Bank and any such Assignee, the Borrower shall issue one or more new promissory note(s), as applicable, to any such Assignee and, if the Bank has retained any of its rights and obligations hereunder following such assignment, to the Bank, which new promissory note(s) shall be issued in replacement of, but not in discharge of, the liability evidenced by the promissory note held by the Bank prior to such assignment and shall reflect the amount of the respective commitments and loans held by such Assignee and the Bank after giving effect to such assignment. Upon the execution and delivery of appropriate assignment documentation, amendments and any other documentation required by the Bank in connection with such assignment, and the payment by Assignee of the purchase price agreed to by the Bank and such Assignee, such Assignee shall be a party to this Agreement and shall have all of the rights and obligations of the Bank hereunder

(and under any and all other documents, instruments and agreements executed in connection herewith) to the extent that such rights and obligations have been assigned by the Bank pursuant to the assignment documentation between the Bank and such Assignee, and the Bank shall be released from its obligations hereunder and thereunder to a corresponding extent. The Bank may furnish any information concerning the Borrower in its possession from time to time to prospective Assignees, provided that the Bank shall require any such prospective Assignees to agree in writing to maintain the confidentiality of such information.
8.08 WAIVER OF JURY TRIAL.
THE BORROWER AND THE BANK MUTUALLY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE NOTE OR ANY OTHER LOAN DOCUMENTS EXECUTED OR CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY, INCLUDING, WITHOUT LIMITATION, ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS OR ACTIONS OF THE BANK RELATING TO THE ADMINISTRATION OF THE LOAN OR ANY OTHER OBLIGATIONS OR ENFORCEMENT OF THE LOAN DOCUMENTS, AND AGREE THAT NEITHER PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EXCEPT AS PROHIBITED BY LAW, THE BORROWER HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. THE BORROWER CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE BANK HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE BANK WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER. THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR THE BANK TO ENTER INTO THIS AGREEMENT AND MAKE THE LOAN EVIDENCED BY THE NOTE.
8.09 Applicable Law.
This Agreement, and the rights and obligations of the parties hereunder shall be construed and interpreted in accordance with the laws of The Commonwealth of Massachusetts (excluding the laws applicable to conflicts or choice of law).
8.10 Binding Effect, Assignment, and Entire Agreement.
This Agreement shall inure to the benefit of, and shall be binding upon, the respective successors and permitted assigns of the parties hereto. The Borrower has no right to assign any of its rights or obligations hereunder without the prior written consent of the Bank. This Agreement, including the Exhibits hereto, all of which are hereby incorporated herein by reference, and the documents executed and delivered pursuant hereto, are intended by the parties as the final, complete and exclusive statement of the transaction evidenced by this Agreement. All prior or contemporaneous promises, agreements and understandings, whether oral or written, are deemed to be superceded by this Agreement, and no party is relying on any promise, agreement or understanding not set forth in this Agreement. This Agreement may not be amended or modified except by a written instrument describing such amendment or modification executed by the Borrower and the Bank.
8.11 Severability.
If any provision of this Agreement shall be held invalid under any applicable Laws, such invalidity shall not affect any other provision of this Agreement that can be given effect without the invalid provision, and, to this end, the provisions hereof are severable.
8.12 Counterparts.
This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same instrument.
8.13 Replacement Note.
     Upon receipt of (i) an affidavit of an officer of the Bank as to the loss, theft, destruction or mutilation of the Note or any other Loan Document which is not of public record, and (ii) an indemnity by the Bank in favor of the Borrower with respect to losses, claims or damage resulting therefrom and, in the case of any such loss, theft, destruction or mutilation, upon cancellation of such Note or other Loan Document, the Borrower will issue, in lieu thereof, a replacement Note or other Loan Document in the same principal amount thereof and otherwise of like tenor.
8.14 Use of Proceeds
No portion of the proceeds of the Loan shall be used, in whole or in part, for the purpose of purchasing or carrying any “margin stock” as such term is defined in Regulation U of the Board of Governors of the Federal Reserve System.
8.15 Integration
This Agreement is intended by the parties as the final, complete and exclusive statement of the transactions evidenced by this Agreement. All prior or contemporaneous promises, agreements and understandings, whether oral or written, are deemed to be superceded by this Agreement, and no party is relying on any promise, agreement or understanding not set forth in this Agreement. This Agreement may not be amended or modified except by a written instrument describing such amendment or modification executed by the Borrower and the Bank.

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     IN WITNESS WHEREOF, each of the parties hereto have duly caused this Agreement to be executed by its duly authorized representative as a sealed instrument as of the day and year first above written.

IPG PHOTONICS CORPORATION

/s/ Angelo P. Lopresti	By:	/s/ Timothy P.V. Mammen

Witness		Timothy P.V. Mammen,
Vice President and Chief Financial Officer

BANK OF AMERICA, N. A.

/s/ Linda M. Berthiaume	By:	/s/ Thomas P. McGregor

Witness		Thomas P. McGregor, Senior Vice President